Exhibit 5.1

MCMURDO LAW GROUP, LLC Matthew C. McMurdo | 917 318 2865 | matt@nannaronelaw.com	1185 Avenue of the Americas 3rd Floor New York, NY 10036

June 23, 2021

Ecrid, Inc.

1320 S Federal Hwy Suite 215

Stuart, FL 34994

Re: Registration Statement on Form S-1/A

Ladies and Gentlemen:

I am counsel for Ecrid, Inc., a Nevada corporation (the “Company”), in connection with the proposed public offering (i) by the Company of up to 40,000,000 shares of the common stock, $0.0001 par value per share (“Common Stock”), of the Company under the Securities Act of 1933, as amended, and (ii) by certain selling shareholders (the “Selling Shareholders”) of up to 10,000,000 shares of Common Stock, through a Registration Statement on Form S-1/A (the “Registration Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission on or about June 11, 2021.

In connection with rendering my opinion as set forth below, I have reviewed and examined originals or copies identified to my satisfaction of the following:

(1) Articles of Incorporation, of the Company as filed with the Secretary of State of Nevada;

(2) By-laws of the Company;

(3) Corporate minutes containing the written resolutions of the Board of Directors of the Company;

(4) The Registration Statement and the prospectus contained within the Registration Statement; and

(5) The other exhibits of the Registration Statement.

I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as I have deemed necessary or appropriate under the circumstances.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as certified, conformed, facsimile, electronic or photostatic copies. I have relied upon the statements contained in the Registration Statement and certificates of officers of the Company, and I have made no independent investigation with regard thereto.

Based upon the foregoing and in reliance thereon, it is my opinion that (i) the 40,000,000 shares of Common Stock being offered by the Company will be legally, issued, fully paid and non-assessable when issued, pursuant to the laws of the State of Nevada and the laws of the United States of America, and (ii) the

McMurdo Law Group, LLC

New York

10,000,000 shares of Common Stock being offered by the Selling Shareholders under the Registration Statement, are legally issued, fully paid and non-assessable pursuant to the laws of the State of Nevada and the laws of the United States of America.

I hereby consent to this opinion being included as an exhibit to the Registration Statement and to the use of my name under the caption “EXPERTS” in the prospectus constituting a part thereof.

MCMURDO LAW GROUP, LLC

/s/ Matthew McMurdo, Esq.
Matthew McMurdo, Esq.